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                                                                   EXHIBIT 10.22

April 13, 1998

Confidential                        (Via Federal Express)


Mr. Doug Wiest
18204 Lexington Farm Drive
Alpharetta, GA 30004

Dear Doug:

I've added my signature to yours on our "Offer Summary" to you. Option documentation is in process. I've signed a PAN for $225,000 to start as of April 1/1/. You should send T&E's to Boston from here on, and by a copy of this letter I will make sure your salary is allocated to Corporate from April 1 on. I trust this is all satisfactory to you.

I also hereby confirm the following:

 .    In the event of termination (except for cause) anytime during the next five years, we agree that you would be paid a lump sum in cash of $350,000 or
     1.5 times your annual income, whichever is higher.

 .    In the event that the company is sold anytime during the next five years/2/ and you should decide not to stay on, your options would vest fully, and would probably vest even if you did decide to stay on.

 .    We will work with you to make your move to Boston both comfortable and affordable. We would do this by making available to you a low interest rate (3%) loan in an amount up to $300,000, and by increasing, if appropriate, your $25,000 moving allowance. In addition, we will provide, or arrange for, bridge financing at nominal cost in the event that you end up carrying two houses for a period of time. (The only caveat here is that you price your current "home in progress" reasonably.) Finally, to ease your mind a bit further, I hereby confirm that your salary in 1999 commencing in January, will be set at a level of not less than $275,000. Taken as a whole, I believe this package should be very responsive to your needs. By the way, I don't think the housing differential is nearly 100%. It depends on where you choose to live.

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/1/ We're carrying Alan at full salary until May 1 on the theory that you are sharing responsibilities through April.

/2/ We do not anticipate that it will be.
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Mr. Doug Wiest
April 13, 1998
Page 2


 .    We will pay for temporary housing and commuting costs between now and
     September 1, 1998, and we will want to make sure you are nicely situated. Kathy is working on this. For your part, please make every effort to book flights in advance to save money.

As to being excited, I think you have the stuff to be the best COO I've ever worked with, which means I can look forward to sleeping better! That's exciting.

If the preceding is acceptable, please so indicate by signing below.

Thanks, Doug. It should be a fun ride.


Warm regards,

Steven B. Dodge
Chairman
Chief Executive Officer

AGREED AND ACCEPTED:


-----------------------
Doug Wiest

Cc:    Joe Winn
       Justin Benincasa
       Michael Milsom

P.S. Enclosed are some materials prepared by a broker from Hunneman's Manchester office. No need to sign the form that I can see.